Global corporate governance &

engagement principles

December 2009

i)	1
. INTRODUCTION TO BLACKROCK	1
ii)	2
. PHILOSOPHY ON CORPORATE GOVERNACE	1
iii)	3
. CORPORATE GOVERNANCE, ENGAGEMENT AND VOTING	2
Boards and directors	3
Accounting and audit-related issues	5
Capital structure, merger, asset sales and other special transactions	5
Remuneration and benefits	5
Social, ethical, and environmental issues	6
General corporate governance matters	7
iv)	4
. BLACKROCK’S OVERSIGHT OF ITS CORPORATE GOVERNANCE ACTIVITIES	7
Oversight	7
Vote execution	8
Conflicts management	9
Voting guidelines	10
Reporting	10

BLACKROCK

GLOBAL CORPORATE GOVERNANCE & ENGAGEMENT PRINCIPLES

1. INTRODUCTION TO BLACKROCK

BlackRock is the world’s preeminent asset management firm and a premier provider of global investment management, risk management and advisory services to institutional and individual clients around the world. With more than $3.3 trillion1 in assets under management, BlackRock offers a wide range of investment strategies and product structures to meet clients’ needs, including individual and institutional separate accounts, mutual funds, and other pooled investment vehicles and the industry-leading iShares exchange traded funds. Through BlackRock Solutions®, we offer risk management, strategic advisory and enterprise investment system services to a broad base of clients with portfolios totaling approximately US$7.25 trillion.1

2. PHILOSOPHY ON CORPORATE GOVERNACE

BlackRock’s corporate governance program is focused on protecting and enhancing the economic value of the companies in which it invests on behalf of clients. We do this through engagement with boards and management of investee companies and, for those clients who have given us authority, through voting at shareholder meetings.

We believe that there are certain fundamental rights attached to share ownership: companies should be accountable to shareholders for the use of their money, companies and their boards should be structured with appropriate checks and balances to ensure that they operate in shareholders’ interests, effective voting rights are central to the rights of ownership and there should be one vote for one share. Key elements of shareholder protection include protection against excessive dilution, the election of directors and the appointment of auditors. Specifically, shareholders should have the right to elect, remove and nominate directors and to amend the corporate charter or by-laws. Shareholders should also be able to vote on matters that are material to the protection of their investment including but not limited to changes to the purpose of the business, the distribution of income and the capital structure. In order to exercise these rights in their own best interests, we believe shareholders have the right to sufficient and timely information to be able to take an informed view of the performance of the company and management.

Our focus is on the board of directors, as the agents of shareholders, who should set the company’s strategic aims within a framework of prudent and effective controls which enables risk to be assessed and managed. The board should provide direction and leadership to the management and oversee their performance. Our starting position is to be supportive of boards in their oversight efforts on our

1 Data is as of September 30, 2009, is subject to change, and is based on a pro forma estimate of assets under management at BlackRock, Inc.and Barclays Global

Investors, N.A.

behalf and the items of business they put to a shareholder vote at shareholder meetings. Votes against or withheld from resolutions proposed by the board are a signal that we are concerned that the directors or management have either not acted in the interests of shareholders or have not responded adequately to shareholder concerns communicated to it regarding the strategy or management of a company.

These principles set out our approach to engaging with companies, provide guidance on our position on the key aspects of corporate governance and outline how these might be reflected in our voting decisions. Corporate governance practices vary internationally and our expectations in relation to individual companies are based on the legal and regulatory framework of each market. However, we do believe that there are some overarching principles of corporate governance that apply globally. We assess voting matters on a case-by-

case basis and in light of a company’s unique circumstances. We are interested to understand from the company’s reporting the approach taken, particularly where it is different from the usual market practice and to understand how it benefits shareholders.

BlackRock also believes that shareholders are responsible for exercising oversight of, and promoting due care in, the stewardship of their investment in a company. These ownership responsibilities include, in our view, engaging in certain circumstances with management or board members on corporate governance matters, voting proxies in the best long-term economic interests of shareholders and engaging with regulatory bodies to ensure a sound policy framework consistent with promoting long-term shareholder value creation. Institutional shareholders also have responsibilities to their clients to have appropriate resources and oversight structures. BlackRock’s approach to oversight in relation to its corporate governance activities is set out in section 4.

3. CORPORATE GOVERNANCE, ENGAGEMENT AND VOTING

We recognize that accepted standards of corporate governance differ between markets but we believe that there are sufficient common threads globally to identify an overarching set of principles. The primary objective of our corporate governance activities is the protection and enhancement of our clients’ investments in public corporations. Thus, these principles focus on practices and structures that we consider to be supportive of long-term value creation. We discuss below the principles under six key themes. In our regional and market-specific voting guidelines we explain how these principles inform our voting decisions in relation to specific resolutions that may appear on the agenda of a shareholder meeting in the relevant market.

The six key themes are:

· Boards and directors

· Accounting and audit-related issues

· Capital structure, mergers, asset sales and other special transactions

· Remuneration and benefits

· Social, ethical and environmental issues

· General corporate governance matters

At a minimum we would expect companies to observe the accepted corporate governance standard in their domestic market or to explain why doing so is not in the interests of shareholders. Where company reporting and disclosure is inadequate or the approach taken is inconsistent with our view of what is in the best interests of shareholders we will engage with the company and/or use our vote to encourage better practice. In making voting decisions, we take into account research from external proxy advisors, other internal and external research and academic articles, information published by the company or provided through engagement and the views of our equity

portfolio managers.

BlackRock views engagement as an important activity; engagement provides BlackRock with the opportunity to improve our understanding of investee companies and their governance structures, so that our voting decisions may be better informed.

Engagement also allows us to share our philosophy and approach to investment and corporate governance with issuers to enhance their understanding of our objectives. There are a range of approaches we may take in engaging companies depending on the nature of the issue under consideration, the company and the market.

Boards and directors

The performance of the board is critical to the economic success of the company and to the protection of shareholders’ interests. Board members serve as agents of shareholders in overseeing the operation and strategic direction of the company. For this reason,

BlackRock focuses on directors in many of its engagements and sees the election of directors as one of its most important responsibilities in the proxy voting context.

We expect the board of directors to promote and protect shareholder interests by:

· establishing an appropriate corporate governance structure;

· overseeing and supporting management in setting strategy;

· ensuring the integrity of financial statements;

· making decisions regarding mergers, acquisitions and disposals;

· establishing appropriate executive compensation structures; and

· addressing business issues including social, ethical and environmental issues when they have the potential to materially impact company reputation and performance.

There should be clear definitions of the role of the board, the sub-committees of the board and the senior management such that the responsibilities of each are well understood and accepted. Companies should report publicly the approach taken to governance

(including in relation to board structure) and why this approach is in the interest of shareholders. We will engage with the appropriate directors where we have concerns about the performance of the board or the company, the broad strategy of the company or the performance of individual board members. Concerns about individual board directors may include their membership on the board of a different company where that board has performed poorly and failed to protect shareholder interests.

BlackRock believes that directors should stand for re-election on a regular basis. We assess directors nominated for election or re-

election in the context of the composition of the board as a whole. There should be detailed disclosure of the relevant credentials of the individual directors in order that shareholders can assess the caliber of an individual nominee. We expect there to be a sufficient number of independent directors on the board to ensure the protection of the interests of all shareholders. Common impediments to independence include but are not limited to:

· current employment at the company or a subsidiary;

· former employment within the past several years as an executive of the company;

· providing substantial professional services to the company and/or members of the company’s management;

· having had a substantial business relationship in the past three years;

· having, or representing a shareholder with, a substantial shareholding in the company;

· being an immediate family member of any of the aforementioned; and

· interlocking directorships.

BlackRock believes that the operation of the board is enhanced when there is a clearly independent, senior non-executive director to lead it. Where the chairman is also the CEO or is otherwise not independent the company should have an independent lead director. The role of this director is to enhance the effectiveness of the independent members of the board through shaping the agenda, ensuring adequate information is provided to the board and encouraging independent participation in board deliberations. The lead independent board director should be available to shareholders where they have concerns that they wish to discuss.

To ensure that the board remains effective, regular reviews of board performance should be carried out and assessments made of gaps in skills or experience amongst the members. BlackRock believes it is beneficial for new directors to be brought onto the board periodically to refresh the group’s thinking and to ensure both continuity and adequate succession planning. We believe that directors are in the best position to assess the optimal size for the board but we would be concerned if a board seemed too small to have an appropriate balance of directors or too large to be effective.

There are matters for which the board has responsibility that may involve a conflict of interest for executives or for affiliated directors.

BlackRock believes that shareholders’ interests are best served when the independent members of the board form a sub-committee to deal with such matters. In many markets, these sub-committees of the board specialize in audit, director nominations and compensation matters. An ad hoc committee might also be formed to decide on a special transaction, particularly one with a related party.

Accounting and audit-related issues

BlackRock recognizes the critical importance of financial statements which provide a complete and accurate picture of a company’s financial condition. We will hold the members of the audit committee or equivalent responsible for overseeing the management of the audit function. We take particular note of cases involving significant financial restatements or ad hoc notifications of material financial weakness.

The integrity of financial statements depends on the auditor being free of any impediments to being an effective check on management.

To that end, we believe it is important that auditors are, and are seen to be, independent. Where the audit firm provides services to the company in addition to the audit the fees earned should be disclosed and explained. Audit committees should also have in place a procedure for assuring annually the independence of the auditor.

Capital structure, merger, asset sales and other special transactions

The capital structure of a company is critical to its owners, the shareholders, as it impacts the value of their investment and the priority of their interest in the company relative to that of other equity or debt investors. Pre-emption rights are a key protection for shareholders against the dilution of

their interests.

In assessing mergers, asset sales or other special transactions, BlackRock’s primary consideration is the long-term economic interests of shareholders. Boards proposing a transaction need to clearly explain the economic and strategic rationale behind it. We will review the transaction to determine the degree to which the proposed transaction enhances long term shareholder value. We would prefer that such transactions have the unanimous support of the board and have been negotiated at arm’s length. We may seek reassurance from the board that executive and/or board members’ financial interests in a given transaction have not affected their ability to place shareholders’ interests before their own. Where the transaction does involve related parties we would expect the recommendation to support it to come from the independent directors and would prefer only non-conflicted shareholders to vote on the proposal.

BlackRock believes that shareholders have a right to dispose of company shares in the open market without unnecessary restriction. In our view, corporate mechanisms designed to limit shareholders’ ability to sell their shares are contrary to basic property rights. Such mechanisms can serve to protect and entrench interests other than those of the shareholders. We believe that shareholders are broadly capable of making decisions in their own best interests. We would expect any so-called ‘shareholder rights plans’ being proposed by a board to be subject to shareholder approval on introduction and periodically thereafter for continuation.

Remuneration and benefits

BlackRock expects a company’s board of directors to put in place a compensation structure that incentivizes and rewards executives appropriately and is aligned with shareholder interests. We would expect the compensation committee to take into account the specific circumstances of the company and the key individuals the board is trying to incentivize. We encourage companies to ensure that their compensation packages incorporate appropriate and challenging performance conditions consistent with corporate strategy and market practice. We use third party research, in addition to our own analysis, to evaluate existing and proposed compensation structures. We hold members of the compensation committee or equivalent accountable for poor compensation practices or structures.

BlackRock believes that there should be a clear link between variable pay and company performance as reflected in returns to shareholders. We are not supportive of one-off or special bonuses unrelated to company or individual performance. We support incentive plans that payout rewards earned over multiple and extended time periods. We believe consideration should be given to building claw back provisions into incentive plans such that executives would be required to repay rewards where they were not justified by actual performance. Compensation committees should guard against contractual arrangements that would entitle executives to material compensation for early termination of their contract. Finally, pension contributions should be reasonable in light of market practice.

Outside directors should be compensated in a manner that does not risk compromising their independence or aligning their interests too closely with those of the management, whom they are charged with overseeing.

Social, ethical, and environmental issues

Our fiduciary duty to clients is to protect and enhance their economic interest in the companies in which we invest on their behalf. It is within this context that we undertake our corporate governance activities. We believe that well-managed companies will deal effectively with the social, ethical and environmental (SEE) aspects of their businesses.

BlackRock expects companies to identify and report on the key, business-specific SEE risks and opportunities and to explain how these are managed. This explanation should make clear how the approach taken by the company best serves the interests of shareholders and protects and enhances the long-term economic value of the company. The key performance indicators in relation to SEE matters should also be disclosed and performance against them discussed, along with any peer group benchmarking and verification processes in place.

This helps shareholders assess how well management are dealing with the SEE aspects of the business. Any global standards adopted should also be disclosed and discussed in this context.

We may vote against the election of directors where we have concerns that a company might not be dealing with SEE issues appropriately. Sometimes we may reflect such concerns by supporting a shareholder proposal on the issue, where there seems to be either a significant potential threat or realized harm to shareholders’ interests caused by poor management of SEE matters. In deciding our course of action, we will assess whether the company has already taken sufficient steps to address the concern and whether there is a clear and substantial economic disadvantage to the company if the issue is not addressed.

More commonly, given that these are often not voting issues, we will engage directly with the board or management. The trigger for engagement on a particular SEE concern is our assessment that there is potential for material economic ramifications for shareholders.

We do not see it as our role to make social, ethical or political judgments on behalf of clients. We expect investee companies to comply,

as a minimum, with the laws and regulations of the jurisdictions in which they operate. They should explain how they manage situations where such laws or regulations are contradictory or ambiguous.

General corporate governance matters

BlackRock believes that shareholders have a right to timely and detailed information on the financial performance and situation of the companies in which they invest. In addition, companies should also publish information on the governance structures in place and the rights of shareholders to influence these. The reporting and disclosure provided by companies forms the basis on which shareholders can assess the extent to which the economic interests of shareholders have been protected and enhanced and the quality of the board’s oversight of management. BlackRock considers as fundamental, shareholders’ rights to vote, including on changes to governance mechanisms, to submit proposals to the shareholders’ meeting and to call special meetings of shareholders.

4. BLACKROCK’S OVERSIGHT OF ITS CORPORATE GOVERNANCE ACTIVITIES

Oversight

BlackRock holds itself to a very high standard in its corporate governance activities, including in relation to executing proxy votes. The

Global Corporate Governance Group reports in to the equity business and is considered an investment function. BlackRock maintains regional oversight committees (“corporate governance committees”) for the Americas, Europe, Asia ex-Japan, Japan, and

Australia/New Zealand, consisting of senior BlackRock investment professionals. All the regional committees report up to the Global

Corporate Governance Committee which is composed of the Chair and Vice-Chair of each regional committee. The committees review and approve amendments to the BlackRock Guidelines and grant authority to the Global Head of Corporate Governance (“Global Head”), a

dedicated BlackRock employee without sales responsibilities, to vote in accordance with the Guidelines. The Global Head leads a team of dedicated BlackRock employees without sales responsibilities (“Corporate Governance Group”) to carry out engagement, voting and vote operations in a manner consistent with the committees’ mandate. The Corporate Governance Group engages companies in conjunction with the portfolio managers in discussions of significant governance issues, conducts research on corporate governance issues and participates in industry discussions to keep abreast of the field of corporate governance. The Corporate Governance Group, or vendors overseen by the Corporate Governance Group, also monitor upcoming proxy votes, execute proxy votes and maintain records of votes cast. The Corporate Governance Group may refer complicated or particularly controversial matters or discussions to the appropriate investors and/or regional Corporate Governance Committees for their review, discussion and guidance prior to making a voting decision. The Committees likewise retain the authority to, among other things, deliberate or otherwise act directly on specific proxies as they deem appropriate. BlackRock's Equity Investment Portfolio Oversight Committee (EIPOC) oversees certain aspects of the Global

Corporate Governance Committee and the corporate governance function’s activities.

Vote execution

BlackRock carefully considers proxies submitted to funds and other fiduciary accounts (“Funds”) for which it has voting authority.

BlackRock votes (or refrains from voting) proxies for each Fund for which it has voting authority based on BlackRock’s evaluation of the best long-term economic interests of shareholders, in the exercise of its independent business judgment, and without regard to the relationship of the issuer of the proxy (or any dissident shareholder) to the Fund, the Fund’s affiliates (if any), BlackRock or BlackRock’s affiliates.

When exercising voting rights, BlackRock will normally vote on specific proxy issues in accordance with its proxy voting guidelines

(“Guidelines”) for the relevant market. The Guidelines are reviewed regularly and are amended consistent with changes in the local market practice, as developments in corporate governance occur, or as otherwise deemed advisable by BlackRock’s Corporate

Governance Committees. The committees may, in the exercise of their business judgment, conclude that the Guidelines do not cover the specific matter upon which a proxy vote is requested or that an exception to the Guidelines would be in the best long-term economic interests of BlackRock’s clients.

In certain markets, proxy voting involves logistical issues which can affect BlackRock’s ability to vote such proxies, as well as the desirability of voting such proxies. These issues include but are not limited to: (i) untimely notice of shareholder meetings; (ii)

restrictions on a foreigner’s ability to exercise votes; (iii) requirements to vote proxies in person; (iv) “shareblocking” (requirements that investors who exercise their voting rights surrender the right to dispose of their holdings for some specified period in proximity to the shareholder meeting); (v) potential difficulties in translating the proxy; and (vi) requirements to provide local agents with unrestricted powers of attorney to facilitate voting instructions. We are not supportive of impediments to the exercise of voting rights such as shareblocking or overly burdensome administrative requirements.

As a consequence, BlackRock votes proxies in these markets only on a “best-efforts” basis. In addition, the Corporate Governance

Committees may determine that it is generally in the best interests of BlackRock clients not to vote proxies of companies in certain countries if the committee determines that the costs (including but not limited to opportunity costs associated with shareblocking constraints) associated with exercising a vote are expected to outweigh the benefit the client will derive by voting on the issuer’s proposal.

While it is expected that BlackRock, as a fiduciary, will generally seek to vote proxies over which BlackRock exercises voting authority in a uniform manner for all BlackRock clients, the relevant Corporate Governance Committee, in conjunction with the portfolio manager of an account, may determine that the specific circumstances of such an account require that such account’s proxies be voted differently due to such account’s investment objective or other factors that differentiate it from other accounts. In addition, BlackRock believes portfolio managers may from time to time legitimately reach differing but equally valid views, as fiduciaries for their funds and the client assets in those funds, on how best to maximize economic value in respect of a particular investment. Accordingly, portfolio managers retain full discretion to vote the shares in the funds they manage based on their analysis of the economic impact of a particular ballot item.

Conflicts management

BlackRock maintains policies and procedures that are designed to prevent undue influence on BlackRock's proxy voting activity that might stem from any relationship between the issuer of a proxy (or any dissident shareholder) and BlackRock, BlackRock's affiliates, a

Fund or a Fund's affiliates. Some of the steps BlackRock has taken to prevent conflicts include, but are not limited to:

BlackRock has adopted a proxy voting oversight structure whereby the Corporate Governance Committees oversee the voting decisions and other activities of the Global Corporate Governance Group, and particularly its activities with respect to voting in the relevant region of each committee’s jurisdiction.

The Corporate Governance Committees have adopted Guidelines for each region, which set forth the firm’s views with respect to certain corporate governance and other issues that typically arise in the proxy voting context. The Corporate

Governance Committee reserves the right to review voting decisions at any time and to make voting decisions as necessary to ensure the independence and integrity of the voting process. In addition, the Committee receives periodic reports regarding the specific votes cast by the Corporate Governance Group and regular updates on material process issues,

procedural changes and other matters of concern to the Committee.

BlackRock’s Global Corporate Governance Committee oversees the Global Head, the Corporate Governance Group and the

Corporate Governance Committees. The Global Corporate Governance Committee conducts a review, at least annually, of the proxy voting process to ensure compliance with BlackRock’s risk policies and procedures.

BlackRock maintains a reporting structure that separates the Global Head and Corporate Governance Group from employees with sales responsibilities. In addition, BlackRock maintains procedures to ensure that all engagements with corporate issuers or dissident shareholders are managed consistently and without regard to BlackRock’s relationship with the issuer of the proxy or dissident shareholder. Within the normal course of business, the Global Head or Corporate Governance Group may engage directly with BlackRock clients, and with employees with sales responsibilities, in discussions regarding general corporate governance policy matters, and to otherwise ensure proxy-related client service levels are met. The Global Head or Corporate Governance Group does not discuss any specific voting matter with a client prior to the disclosure of the vote decision to all applicable clients after the shareholder meeting has taken place, except if the client is acting in the capacity as issuer of the proxy or dissident shareholder and is engaging through the established procedures independent of the client relationship.

In certain instances, BlackRock may determine to engage an independent fiduciary to vote proxies as a further safeguard to avoid potential conflicts of interest or as otherwise required by applicable law. The independent fiduciary may either vote such proxies, or provide BlackRock with instructions as to how to vote such proxies. In the latter case, BlackRock votes the proxy in accordance with the independent fiduciary’s determination. Use of an independent fiduciary has been adopted for voting the proxies related to any company that is affiliated with BlackRock, or any company that includes BlackRock employees on its board of directors.

With regard to the relationship between securities lending and proxy voting, BlackRock’s approach is driven by our clients’ economic interests. The evaluation of the economic desirability of recalling loans involves balancing the revenue producing value of loans against the likely economic value of casting votes. Based on our evaluation of this relationship, we believe that generally the likely economic value of casting most votes is less than the securities lending income, either because the votes will not have significant economic consequences or because the outcome of the vote would not be affected by BlackRock recalling loaned securities in order to ensure they are voted. Periodically, BlackRock analyzes the process and benefits of voting proxies for securities on loan, and will consider whether any modification of its proxy voting policies or procedures is necessary in light of future conditions. In addition, BlackRock may in its discretion determine that the value of voting outweighs the cost of recalling shares, and thus recall shares to vote in that instance.

Voting guidelines

The attached issue-specific voting Guidelines for each region/country in which we vote are intended to summarize BlackRock’s general philosophy and approach to issues that may commonly arise in the proxy voting context in each market where we invest. These

Guidelines are not intended to be exhaustive. BlackRock applies the Guidelines on a case-by-case basis, in the context of the individual circumstances of each company and the specific issue under review. As such, these Guidelines do not provide a guide to how BlackRock will vote in every instance. Rather, they share our view about corporate governance issues generally, and provide insight into how we typically approach issues that commonly arise on corporate ballots.

Reporting

We report our proxy voting activity directly to clients and publically as required. In addition, we publish for clients a more detailed discussion of our corporate governance activities, including engagement with companies and with other relevant parties.

Proxy voting guidelines for

U.S. securities

December 2009

Table of contents

v)	I
NTRODUCTION	1
vi)	V
OTING GUIDELINES	1
Boards and directors	1
Auditors and audit-related issues	6
Capital structure, mergers, asset sales and other special transactions	6
Remuneration and benefits	10
Social, ethical and environmental issues	12
General corporate governance matters	13

BLACKROCK

PROXY VOTING GUIDELINES FOR U.S. SECURITIES

These guidelines should be read in conjunction with BlackRock’s Global Corporate Governance and Engagement Principles.

INTRODUCTION

BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”) seek to make proxy voting decisions in the manner most likely to protect and promote the economic value of the securities held in client accounts. The following issue-specific proxy voting guidelines (the

“Guidelines”) are intended to summarize BlackRock’s general philosophy and approach to issues that may commonly arise in the proxy voting context for U.S. Securities. These Guidelines are not intended to limit the analysis of individual issues at specific companies and are not intended to provide a guide to how BlackRock will vote in every instance. Rather, they share our view about corporate governance issues generally, and provide insight into how we typically approach issues that commonly arise on corporate ballots. They are applied with discretion, taking into consideration the range of issues and facts specific to the company and the individual ballot item.

VOTING GUIDELINES

These guidelines are divided into six key themes which group together the issues that frequently appear on the agenda of annual and extraordinary meetings of shareholders.

The six key themes are:

· Boards and directors

· Auditors and audit-related issues

· Capital structure, mergers, asset sales and other special transactions

· Remuneration and benefits

· Social, ethical and environmental issues

· General corporate governance matters

Boards and directors

Director elections

BlackRock generally supports board nominees in most uncontested elections. However, BlackRock may withhold votes from the entire board in certain situations, including, but not limited to:

BlackRock global corporate governance & engagement principles

· Where a board fails to implement shareholder proposals that receive a majority of votes cast at a prior shareholder meeting, and the proposals, in our view, have a direct and substantial impact on shareholders’ fundamental rights or long-term economic interests.

· Where a board implements or renews a poison pill without seeking shareholder approval beforehand or within a reasonable period of time after implementation.

BlackRock may withhold votes from members of particular board committees (or prior members, as the case may be) in certain situations, including, but not limited to:

· An insider or affiliated outsider who sits on any of the board’s key committees (i.e., audit, compensation, nominating and governance), which we believe generally should be entirely independent. However, BlackRock will examine a board’s complete profile when questions of independence arise prior to casting a withhold vote for any director. For controlled companies, as defined by the U.S. stock exchanges, we will only vote against insiders or affiliates who sit on the audit committee, but not other key committees.

· Members of the audit committee during a period when the board failed to facilitate quality, independent auditing.

· Members of the audit committee where substantial accounting irregularities suggest insufficient oversight by that committee.

· Members of the audit committee during a period in which we believe the company has aggressively accounted for its equity compensation plans.

· Members of the compensation committee during a period in which executive compensation appears excessive relative to performance and peers, and where we believe the compensation committee has not already substantially addressed this issue.

· Members of the compensation committee where the company has repriced options without contemporaneous shareholder approval.

· The chair of the nominating committee, or where no chair exists, the nominating committee member with the longest tenure, where board members have previously received substantial withhold votes and the board has not taken appropriate action to respond to shareholder concerns. This may not apply in cases where BlackRock did not support the initial withhold vote.

· The chair of the nominating committee, or where no chair exists, the nominating committee member with the longest tenure, where the board is not composed of a majority of independent directors. However, this would not apply in the case of a controlled company.

BlackRock may withhold votes from individual board members in certain situations, including, but not limited to:

BlackRock global corporate governance & engagement principles

· Where BlackRock obtains evidence that casts significant doubt on a director’s qualifications or ability to represent shareholders.

· Where it appears the director has acted (at the company or at other companies) in a manner that compromises his or her reliability in representing the best long-term economic interests of shareholders.

· Where a director has a pattern of attending less than 75% of combined board and applicable key committee meetings.

Age limits / term limits

We typically oppose limits on the pool of directors from which shareholders can choose their representatives, especially where those limits are arbitrary or unrelated to the specific performance or experience of the director in question.

Board size

We generally defer to the board in setting the appropriate size. We believe directors are generally in the best position to assess what size is optimal to ensure a board’s effectiveness. However, we may oppose boards that appear too small to allow for effective shareholder representation or too large to function efficiently.

Classified board of directors / staggered terms

A classified board of directors is one that is divided into classes (generally three), each of which is elected on a staggered schedule (generally for three years). At each annual meeting, only a single class of directors is subject to reelection

(generally one-third of the entire board).

We believe that classification of the board dilutes shareholders’ right to evaluate promptly a board’s performance and limits shareholder selection of their representatives. By not having the mechanism to immediately address concerns we may have with any specific director, we lose the ability to provide valuable feedback to the company. Furthermore, where boards are classified, director entrenchment is more likely, because review of board service generally only occurs every three years.

Therefore, we typically vote against classification and for proposals to eliminate board classification.

Cumulative voting for directors

Cumulative voting allocates one vote for each share of stock held, times the number of directors subject to election. A shareholder may cumulate his/her votes and cast all of them in favor of a single candidate, or split them among any combination of candidates. By making it possible to use their cumulated votes to elect at least one board member, cumulative voting is typically a mechanism through which minority shareholders attempt to secure board representation.

BlackRock global corporate governance & engagement principles

BlackRock may support cumulative voting proposals at companies where the board is not majority independent. However, we may oppose proposals that further the candidacy of minority shareholders whose interests do not coincide with our fiduciary responsibility.

Director compensation and equity programs

We believe that compensation for independent directors should be structured to align the interests of the directors with those of shareholders, whom the directors have been elected to represent. We believe that independent director compensation packages based on the company's long-term performance and that include some form of long-term equity compensation are more likely to meet this goal; therefore, we typically support proposals to provide such compensation packages. However, we will generally oppose shareholder proposals requiring directors to own a minimum amount of company stock, as we believe that companies should maintain flexibility in administering compensation and equity programs for independent directors, given each company’s and director’s unique circumstances.

Indemnification of directors and officers

We generally support reasonable but balanced protection of directors and officers. We believe that failure to provide protection to directors and officers might severely limit a company's ability to attract and retain competent leadership. We generally support proposals to provide indemnification that is limited to coverage of legal expenses. However, we may oppose proposals that provide indemnity for: breaches of the duty of loyalty; transactions from which a director derives an improper personal benefit; and actions or omissions not in good faith or those that involve intentional misconduct.

Independent board composition

We generally support shareholder proposals requesting that the board consist of a two-thirds majority of independent outside directors, as we believe that an independent board faces fewer conflicts and is best prepared to protect shareholder interests.

Liability insurance for directors and officers

Proposals regarding liability insurance for directors and officers often appear separately from indemnification proposals. We will generally support insurance against liability for acts committed in an individual's capacity as a director or officer of a company following the same approach described above with respect to indemnification.

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Limits on director removal

Occasionally, proposals contain a clause stipulating that directors may be removed only for cause. We oppose this limitation of shareholders’ rights.

Majority vote requirements

BlackRock generally supports the concept of director election by majority vote. Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives. However,

we also recognize that there are many methods for implementing majority vote proposals. Where we believe that the company already has a sufficiently robust majority voting process in place, we may not support a shareholder proposal seeking an alternative mechanism.

Separation of chairman and CEO positions

We generally support shareholder proposals requesting that the positions of chairman and CEO be separated. We may consider the designation of a lead director to suffice in lieu of an independent chair, but will take into consideration the structure of that lead director’s position and overall corporate governance of the company in such cases.

Shareholder access to the proxy

We believe that shareholders should have the opportunity, when necessary and under reasonable conditions, to nominate individuals to stand for election to the boards of the companies they own. In our view, securing a right of shareholders to nominate directors without engaging in a control contest can enhance shareholders’ ability to participate meaningfully in the director election process, stimulate board attention to shareholder interests, and provide shareholders an effective means of directing that attention where it

is lacking.

We prefer an access mechanism that is equally applied to companies throughout the market with sufficient protections to limit the potential for abuse. Absent such a mechanism under current law, we consider these proposals on a case-by-case basis. In evaluating a proposal requesting shareholder access at a company, we consider whether access is warranted at that particular company at that time by taking into account the overall governance structure of the company as well as issues specific to that company that may necessitate greater board accountability. We also look for certain minimum ownership threshold requirements, stipulations that access can be used only in non-hostile situations, and reasonable limits on the number of board members that can be replaced through such a mechanism.

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Auditors and audit-related issues

BlackRock recognizes the critical importance of financial statements that provide a complete and accurate portrayal of a company’s financial condition. Consistent with our approach to voting on boards of directors, we seek to hold the audit committee of the board responsible for overseeing the management of the audit function at a company, and may withhold votes from the audit committee’s members where the board has failed to facilitate quality, independent auditing. We take particular note of cases involving significant financial restatements or material weakness disclosures.

The integrity of financial statements depends on the auditor effectively fulfilling its role. To that end, we favor an independent auditor. In addition, to the extent that an auditor fails to reasonably identify and address issues that eventually lead to a significant financial restatement, or the audit firm has violated standards of practice that protect the interests of shareholders, we may also vote against ratification.

From time to time, shareholder proposals may be presented to promote auditor independence or the rotation of audit firms. We may support these proposals when they are consistent with our views as described above.

Capital structure, mergers, asset sales and other special transactions

In reviewing merger and asset sale proposals, BlackRock's primary concern is the best long-term economic interests of shareholders.

While these proposals vary widely in scope and substance, we closely examine certain salient features in our analyses. The varied nature of these proposals ensures that the following list will be incomplete. However, the key factors that we typically evaluate in considering these proposals include:

Market premium: For mergers and asset sales, we make every attempt to determine the degree to which the proposed transaction represents a premium to the company's trading price. In order to filter out the effects of pre-merger news leaks on the parties' share prices, we consider a share price from a time period in advance of the merger announcement. In most cases, business combinations should provide a premium; benchmark premiums vary by industry and direct peer group. Where one party is privately held,

we look to the comparable transaction analyses provided by the parties' financial advisors. For companies facing insolvency or bankruptcy, a market premium may not apply.

Strategic reason for transaction: There should be a favorable business reason for the combination.

Board approval/transaction history: Unanimous board approval and arm's-length negotiations are preferred. We examine transactions that involve dissenting boards or that were not the result of an arm's-length bidding process to evaluate the likelihood that a transaction is in shareholders’ interests. We also seek to ensure that executive and/or board members’ financial interests in a given transaction do not affect their ability to place shareholders’ interests before their own.

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Financial advisors' fairness opinions: We scrutinize transaction proposals that do not include the fairness opinion of a reputable financial advisor to evaluate whether shareholders’ interests were sufficiently protected in the merger process.

Anti-greenmail provisions

Greenmail is typically defined as payments to a corporate raider to terminate a takeover attempt. It may also occasionally refer to payments made to a dissident shareholder in order to terminate a potential proxy contest or shareholder proposal.

We typically view such payments as a misuse of corporate assets which denies shareholders the opportunity to review a matter of direct economic concern and potential benefit to them. Therefore, we generally support proposals to prevent boards from making greenmail payments. However, we generally will oppose provisions designed to limit greenmail payments that appear to unduly burden or prohibit legitimate use of corporate funds.

Blank check preferred

See Preferred Stock.

Eliminate preemptive rights

Preemptive rights give current shareholders the opportunity to maintain their current percentage ownership despite any subsequent equity offerings. These provisions are no longer common in the U.S., and may restrict management's ability to raise new capital.

We generally support the elimination of preemptive rights, but will often oppose the elimination of limited preemptive rights,

(e.g., rights that would limit proposed issuances representing more than an acceptable level of dilution).

Equal voting rights

BlackRock supports the concept of equal voting rights for all shareholders. Some management proposals request authorization to allow a class of common stock to have superior voting rights over the existing common or to allow a class of common to elect a majority of the board. We oppose such differential voting power as it may have the effect of denying shareholders the opportunity to vote on matters of critical economic importance to them.

However, when a shareholder proposal requests to eliminate an existing dual-class voting structure, we seek to determine whether this action is warranted at that company at that time, and whether the cost of restructuring will have a clear

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economic benefit to shareholders. We evaluate these proposals on a case-by-case basis, and we consider the level and nature of control associated with the dual-class voting structure as well as the company’s history of responsiveness to shareholders in determining whether support of such a measure is appropriate.

Fair price provisions

Originally drafted to protect shareholders from tiered, front-end-loaded tender offers, these provisions have largely evolved into anti-takeover devices through the imposition of supermajority vote provisions and high premium requirements.

BlackRock examines proposals involving fair price provisions and generally votes in favor of those that appear designed to protect minority shareholders, but against those that appear designed to impose barriers to transactions or are otherwise against the economic interests

of shareholders.

Increase in authorized common shares

BlackRock considers industry specific norms in our analysis of these proposals, as well as a company’s history with respect to the use of its common shares. Generally, we are predisposed to support a company if the board believes additional common shares are necessary to carry out the firm’s business. The most substantial concern we might have with an increase is the possibility of use of common shares to fund a poison pill plan that is not in the economic interests of shareholders. Therefore, we generally do not support increases in authorized common shares where a company has no stated use for the additional common shares and/or has a substantial amount of previously authorized common shares still available for issue that is sufficient to allow the company to flexibly conduct its operations, especially if the company already has a poison pill in place. We may also oppose proposals that include common shares with unequal voting rights.

Increase or issuance of preferred stock

These proposals generally request either authorization of a class of preferred stock or an increase in previously authorized preferred stock. Preferred stock may be used to provide management with the flexibility to consummate beneficial acquisitions, combinations or financings on terms not necessarily available via other means of financing. We generally support these proposals in cases where the company specifies the voting, dividend, conversion and other rights of such stock where the terms of the preferred stock

appear reasonable.

However, we frequently oppose proposals requesting authorization of a class of preferred stock with unspecified voting,

conversion, dividend distribution and other rights (“blank check” preferred stock) because they may serve as a transfer of authority from shareholders to the board and a possible entrenchment device. We generally view the board’s discretion to

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establish voting rights on a when-issued basis as a potential anti-takeover device, as it affords the board the ability to place a block of stock with an investor sympathetic to management, thereby foiling a takeover bid without a shareholder vote.

Nonetheless, where the company appears to have a legitimate financing motive for requesting blank check authority, has committed publicly that blank check preferred shares will not be used for anti-takeover purposes, has a history of using blank check preferred stock for financings, or has blank check preferred stock previously outstanding such that an increase would not necessarily provide further anti-takeover protection but may provide greater financing flexibility, we may support the proposal.

Poison pill plans

Also known as Shareholder Rights Plans, these plans generally involve issuance of call options to purchase securities in a target firm on favorable terms. The options are exercisable only under certain circumstances, usually accumulation of a specified percentage of shares in a relevant company or launch of a hostile tender offer. These plans are often adopted by the board without being subject to shareholder vote.

Poison pill proposals generally appear on the proxy as shareholder proposals requesting that existing plans be put to a vote.

This vote is typically advisory and therefore non-binding. We generally vote in favor of shareholder proposals to rescind poison pills.

Where a poison pill is put to a shareholder vote, our policy is to examine these plans individually. Although we oppose most plans, we may support plans that include a reasonable 'qualifying offer clause.’ Such clauses typically require shareholder ratification of the pill, and stipulate a sunset provision whereby the pill expires unless it is renewed. These clauses also tend to specify that an all cash bid for all shares that includes a fairness opinion and evidence of financing does not trigger the pill, but forces either a special meeting at which the offer is put to a shareholder vote, or the board to seek the written consent of shareholders where shareholders could rescind the pill in their discretion. We may also support a pill where it is the only effective method for protecting tax or other economic benefits that may be associated with limiting the ownership changes of

individual shareholders.

Stock splits and reverse stock splits

We generally support stock splits that are not likely to negatively affect the ability to trade shares or the economic value of a share. We generally support reverse splits that are designed to avoid delisting or to facilitate trading in the stock, where the reverse split will not have a negative impact on share value (e.g. one class is reduced while others remain at pre-split levels).

In the event of a proposal to reverse split that would not also proportionately reduce the company’s authorized stock, we apply the same analysis we would use for a proposal to increase authorized stock.

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Remuneration and benefits

We note that there are management and shareholder proposals related to executive compensation that appear on corporate ballots. We generally vote on these proposals as described below, except that we typically oppose shareholder proposals on issues where the company already has a reasonable policy in place that we believe is sufficient to address the issue. We may also oppose a shareholder proposal regarding executive compensation if the company’s history suggests that the issue raised is not likely to present a problem for that company.

Adopt advisory resolutions on compensation committee reports

BlackRock generally opposes these proposals, put forth by shareholders, which ask companies to adopt advisory resolutions on compensation committee reports (otherwise known as “Say-on-Pay”). We believe that compensation committees are in the best position to make compensation decisions and should maintain significant flexibility in administering compensation programs, given their knowledge of the wealth profiles of the executives they seek to incentivize, the appropriate performance measures for the company, and other issues internal and/or unique to the company. In our view, shareholders have a sufficient and much more powerful “say-on-pay” today in the form of director elections, in particular with regards to members of the compensation committee.

Advisory resolutions on compensation committee reports

In cases where there is an advisory vote on compensation put forth by management, BlackRock will respond to the proposal as informed by our evaluation of compensation practices at that particular company, and in a manner that appropriately addresses the specific question posed to shareholders. On the question of support or opposition to executive pay practices our vote is likely to correspond with our vote on the directors who are compensation committee members responsible for making compensation decisions. Generally we believe these matters are best left to the compensation committee of the board and that shareholders should not dictate the terms of executive compensation. Our preferred approach to managing pay-for-performance disconnects is via a withhold vote for the compensation committee.

Claw back proposals

Claw back proposals are generally shareholder sponsored and seek recoupment of bonuses paid to senior executives if those bonuses were based on financial results that are later restated. We generally favor recoupment from any senior executive whose compensation was based on faulty financial reporting, regardless of that particular executive’s role in the faulty reporting. We typically support these proposals unless the company already has a robust claw back policy that sufficiently addresses our concerns.

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Employee stock purchase plans

An employee stock purchase plan (“ESPP”) gives the issuer’s employees the opportunity to purchase stock in the issuer,

typically at a discount to market value. We believe these plans can provide performance incentives and help align employees’

interests with those of shareholders. The most common form of ESPP qualifies for favorable tax treatment under Section

423 of the Internal Revenue Code. Section 423 plans must permit all full-time employees to participate, carry restrictions on the maximum number of shares that can be purchased, carry an exercise price of at least 85 percent of fair market value on grant date with offering periods of 27 months or less, and be approved by shareholders. We will typically support qualified

ESPP proposals.

Equity compensation plans

BlackRock supports equity plans that align the economic interests of directors, managers and other employees with those of shareholders. Our evaluation of equity compensation plans in a post-expensing environment is based on a company’s executive pay and performance relative to peers and whether the plan plays a significant role in a pay-for-performance disconnect. We generally oppose plans that contain “evergreen” provisions allowing for the ongoing increase of shares reserved without shareholder approval. We also generally oppose plans that allow for repricing without shareholder approval. Finally, we may oppose plans where we believe that the company is aggressively accounting for the equity delivered through their stock plans.

Golden parachutes

Golden parachutes provide for compensation to management in the event of a change in control. We generally view this as encouragement to management to consider proposals that might be beneficial to shareholders. We normally support golden parachutes put to shareholder vote unless there is clear evidence of excess or abuse.

We may also support shareholder proposals requesting that implementation of such arrangements require shareholder approval. In particular, we generally support proposals requiring shareholder approval of plans that exceed 2.99 times an executive’s

current compensation.

Option exchanges

BlackRock may support a request to exchange underwater options under the following circumstances: the company has experienced significant stock price decline as a result of macroeconomic trends, not individual company performance;

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directors and executive officers are excluded; the exchange is value neutral or value creative to shareholders; and there is clear evidence that absent repricing the company will suffer serious employee incentive or retention and recruiting problems.

Pay-for-performance plans

In order for executive compensation exceeding $1 million to qualify for federal tax deductions, the Omnibus Budget

Reconciliation Act (OBRA) requires companies to link that compensation, for the Company’s top five executives, to disclosed performance goals and submit the plans for shareholder approval. The law further requires that a compensation committee comprised solely of outside directors administer these plans. Because the primary objective of these proposals is to preserve the deductibility of such compensation, we generally favor approval in order to preserve net income.

Pay-for-superior-performance

These are typically shareholder proposals requesting that compensation committees adopt policies under which a portion of equity compensation requires the achievement of performance goals as a prerequisite to vesting. We generally believe these matters are best left to the compensation committee of the board and that shareholders should not set executive compensation or dictate the terms thereof. We may support these proposals if we have a substantial concern regarding the company’s compensation practices over a significant period of time, the proposals are not overly prescriptive, and we believe the proposed approach is likely to lead to substantial improvement. However, our preferred approach to managing pay-for-performance disconnects is via a withhold vote for the compensation committee.

Supplemental executive retirement plans

BlackRock may support shareholder proposals requesting to put extraordinary benefits contained in Supplemental Executive

Retirement Plans (“SERP”) agreements to a shareholder vote unless the company’s executive pension plans do not contain excessive benefits beyond what is offered under employee-wide plans.

Social, ethical and environmental issues

See Global Corporate Governance and Engagement Principles.

BlackRock global corporate governance & engagement principles

General corporate governance matters

Adjourn meeting to solicit additional votes

We generally support such proposals when the agenda contains items that we judge to be in shareholders’ best long-term economic interests.

Bundled proposals

We believe that shareholders should have the opportunity to review substantial governance changes individually without having to accept bundled proposals. Where several measures are grouped into one proposal, BlackRock may reject certain positive changes when linked with proposals that generally contradict or impede the rights and economic interests of shareholders. The decision to support or oppose bundled proposals requires a balancing of the overall benefits and drawbacks of each element of the proposal.

Change name of corporation

We typically defer to management with respect to appropriate corporate names.

Confidential voting

Shareholders most often propose confidential voting as a means of eliminating undue management pressure on shareholders regarding their vote on proxy issues. We generally support proposals to allow confidential voting. However, we will usually support suspension of confidential voting during proxy contests where dissidents have access to vote information and management may face an unfair disadvantage.

Other business

We oppose giving companies our proxy to vote on matters where we are not given the opportunity to review and understand those measures and carry out an appropriate level of shareholder oversight.

Reincorporation

Proposals to reincorporate from one state or country to another are most frequently motivated by considerations of anti-

takeover protections or cost savings. Where cost savings are the sole issue, we will typically favor reincorporating. In all instances, we will evaluate the changes to shareholder protection under the new charter/articles/by-laws to assess

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whether the move increases or decreases shareholder protections. Where we find that shareholder protections are diminished, we will support reincorporation if we determine that the overall benefits outweigh the diminished rights.

Shareholders' right to call a special meeting or act by written consent

In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to call a special meeting or to solicit votes by written consent in cases where a reasonably high proportion of shareholders (typically a minimum of 15%) are required to agree to such a meeting/consent before it is called,

in order to avoid misuse of this right and waste corporate resources in addressing narrowly supported interests. However,

we may oppose this right in cases where the provision is structured for the benefit of a dominant shareholder to the exclusion of others.

Simple majority voting

We generally favor a simple majority voting requirement to pass proposals. Therefore we will support the reduction or the elimination of supermajority voting requirements to the extent that we determine shareholders’ ability to protect their economic interests is improved. Nonetheless, in situations where there is a substantial or dominant shareholder,

supermajority voting may be protective of public shareholder interests and we may therefore support supermajority requirements in those situations.

Stakeholder provisions

Stakeholder provisions introduce the concept that the board may consider the interests of constituencies other than shareholders when making corporate decisions. Stakeholder interests vary widely and are not necessarily consistent with the best long-term economic interests of all shareholders, whose capital is at risk in the ownership of a public company. We believe the board’s fiduciary obligation is to ensure management is employing this capital in the most efficient manner so as to maximize shareholder value, and we oppose any provision that suggests the board should do otherwise.